NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

SJ Electronics, Inc.

SHARES

AUTHORIZED COMMON STOCK: 100,000,000 SHARES.
PAR VALUE: $.001

CUSIP NO. 78427J 10 9

This Certifies that

SPECIMEN

Is The Record Holder Of

Shares of **SJ ELECTRONICS, INC.** Common Stock

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CHAIRPERSON

SJ ELECTRONICS, INC.
CORPORATE
Seal
NEVADA

PRESIDENT

INTERWEST TRANSFER CO. INC. P.O. BOX 17136 / SALT LAKE CITY, UTAH 84117

COUNTERSIGNED & REGISTERED

COUNTERSIGNED Transfer Agent-Authorized Signature